                                                                   EXHIBIT 10.50




                             CONFIDENTIAL TREATMENT


                       SUPPLY AND DISTRIBUTION AGREEMENT

                                    BETWEEN

                            BIG V SUPERMARKETS, INC

                                      AND

                          C&S WHOLESALE GROCERS, INC.



                           DATED AS OF AUGUST 3, 2000

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Secretary of the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Such portions are marked with the word "[CONFIDENTIAL]".

     SUPPLY AND DISTRIBUTION AGREEMENT, dated as of August 3, 2000 (this "Agreement"), between BIG V SUPERMARKETS, INC., a New York corporation ("Big V") and C&S WHOLESALE GROCERS, INC., a Vermont corporation ("C&S").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS,  Big V operates supermarkets and food stores; and

     WHEREAS, C&S is a wholesale supplier of food products and other merchandise sold in supermarkets and food stores; and

     WHEREAS, Big V and C&S desire to enter into this Agreement pursuant to which C&S will supply all stores presently and in the future owned by Big V for a term of fifteen (15) years.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Big V and C&S, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

     SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

     "Agreement" has the meaning specified in the preamble to this Agreement.
      ---------

     "Base Price" has the meaning specified in Section 3.01.  Base Price does
      ----------
not include any upcharges or other fees provided for herein.

     "Big V" has the meaning specified in the preamble to this Agreement.
      -----

     "Big V Credit Agreement" means the Credit Agreement among Holding, BVH, Big
      ----------------------
V, DLJ Capital Funding, Inc., Fleet National Bank and Summit Bank, dated as of January 14, 1999, as amended.

     "Big V Material Adverse Change" means, [CONFIDENTIAL]
      -----------------------------

     "Big V Payment Obligation" has the meaning specified in Section 5.06.
      ------------------------

     "Big V Refinancing" means the refinancing of the existing bank debt of Big
      -----------------
V or an amendment to the Big V Credit Agreement allowing Big V to undertake the transactions contemplated by this Agreement, which refinancing shall include the terms and conditions set forth on Schedule 1.01(c).

     "Big V Stores" shall mean (i) all existing stores owned, controlled and/or
      ------------
operated by Big V, its subsidiaries or affiliates, all as itemized on Schedule 1.01(a) and (ii) all new stores owned, controlled and/or operated by Big V, its subsidiaries or affiliates.

     "Big V" has the meaning specified in the preamble to this Agreement.
      -----

     "BVH" means BV Holdings Corporation.
      ---

     "C&S" has the meaning specified in the preamble to this Agreement.
      ---

     [CONFIDENTIAL]

     "Contract Year" means any consecutive twelve-month period during the Term
      -------------
commencing on [CONFIDENTIAL] and ending the following [CONFIDENTIAL], the first such Contract Year to commence [CONFIDENTIAL]. Each Contract Year consists of four 13-week "Contract Quarters."

     "Delivery Schedules" means the store delivery schedules as mutually agreed
      ------------------
to by C&S and Big V from time to time. The initial Delivery Schedules are attached to this Agreement as Schedule 1.01(b).

     "Effective Date" has the meaning specified in Section 2.02.
      --------------

     "Event of Force Majeure" means any event, circumstance or condition
      ----------------------
described in any of clauses (a) through (f) below that is beyond the control of C&S which prevents C&S from performing, in whole or in part, its obligations under this Agreement. The following occurrences shall be deemed to be Events of Force Majeure:(a) Acts of God, fire, explosion, accident, flood, storm or other natural phenomenon; (b) war (whether declared or undeclared) or threats or acts of terrorism; (c) national defense requirements; (d) compliance with any law, rule, regulation or governmental order that (i) becomes effective after the date hereof, (ii) is binding on C&S, (iii) as to which compliance by C&S is not voluntary or optional and (iv) forbids or substantially impairs the ability of C&S to perform its obligations hereunder; (e) producers or manufacturers establish allocations or restrictions on quantities of products available to C&S; and (f) the occurrence of a labor dispute involving Big V and its agents or employees.

     "Event of Insolvency" means that, with respect to any Person, such Person
      -------------------
shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person shall take any corporate action to authorize any of the actions set forth above in this definition.

     [CONFIDENTIAL]

     "Forward Buy Reserve" has the meaning specified in Section 4.02.
      -------------------

     "Holding" means Big V Holding Corp.
      -------

     "Information" has the meaning specified in Section 9.07.
      -----------

     "Local Produce Purchase" has the meaning specified in Section 3.02(d).
      ----------------------

     "Lost Volume" has the meaning specified in Section 7.05(b).
      -----------

     [CONFIDENTIAL]

     "Merchandise" means products in the following categories: grocery, bakery,
      -----------
candy, spices, store supplies, meat, deli, seafood, produce, dairy, floral, frozen(mainline), frozen bakery, ice cream, frozen meat, frozen seafood, ice and tobacco. Merchandise does not include (i) products that, as of the date hereof, are supplied by direct store delivery vendors other than C&S, (ii) those items set forth on Schedule 1.01(d) and (iii) items covered by Section 3.02(d)(ii); provided, that if C&S elects to warehouse any item covered in clauses (i) and
(ii), Big V will support C&S and will purchase its requirements of such item from C&S, provided that the C&S pricing onsuch item is cost-competitive. [CONFIDENTIAL]

     "Penalty Period" has the meaning specified in Section 6.02(e).
      --------------

     "Person" means any individual, partnership, firm, corporation, association,
      ------
trust, unincorporated organization or other entity or any government or governmental authority or agency.

     "Prime Rate" means the Prime Rate as quoted in the Wall Street Journal from
      ----------
time to time.

     [CONFIDENTIAL]

     "Representative" has the meaning specified in Section 9.07.
      --------------

     "Reserve Price" has the meaning specified in Section 3.01(b)
      -------------

     "Reduced Volume Surcharge" has the meaning specified in Section 4.06(a).
      ------------------------

     "Sale" has the meaning specified in Section 7.05(a). [CONFIDENTIAL]
      ----

     "Sale Date" has the meaning specified in Section 7.05(b).
      ---------

     "Sale Date Annual Purchases" has the meaning specified in Section 7.05(b).
      --------------------------

     "Sale Fee" has the meaning specified in Section 7.05(b).
      --------

     "Section 2-702" has the meaning specified in Section 5.06.
      -------------

     "Service Level" has the meaning specified in Section 6.02(b).
      -------------

     "Service Level Deficiency" has the meaning specified in Section 6.02(c).
      ------------------------

     "Service Penalty Week" has the meaning specified in Section 6.02(d).
      --------------------

     "Standard Credit Policy" has the meaning specified in Section 3.03(d).
      ----------------------

     [CONFIDENTIAL]

     "Targeted Service Level" has the meaning specified in Section 6.02(c)
      ----------------------

     "Term" has the meaning specified in Section 2.02.
      ----

     [CONFIDENTIAL]

     "Weekly Statement" has the meaning specified in Section 3.03(a).
      ----------------

     "Weekly Statement Amount" has the meaning specified in Section 3.03(a).
      -----------------------



                                   ARTICLE II
                            SCOPE OF AGREEMENT; TERM

     SECTION 2.01. AGREEMENT. Big V hereby agrees to purchase from C&S, and C&S hereby agrees to supply to Big V, Big V's entire requirements of Merchandise for Big V Stores pursuant to the terms and conditions of this Agreement. Big V will not use a secondary supplier for Merchandise, except that if C&S is unable to supply Merchandise due to an Event of Force Majeure, then Big V may source Merchandise from a third party supplier until C&S is able to resume the supply of Merchandise hereunder.

     SECTION 2.02. TERM. The term of this Agreement (the "Term") shall be from the date hereof (the "Effective Date") until [CONFIDENTIAL]. From the Effective Date to the Supply Commencement Date, C&S and Big V shall each use its best efforts to coordinate the transition of Big V's supply business to C&S on the Supply Commencement Date as contemplated by this Agreement.

                                  ARTICLE III
                        PURCHASE, SALE AND DISTRIBUTION

     SECTION 3.01.  BASE PRICE.

     [CONFIDENTIAL]

     (b) Reserve Price. The "Reserve Price" shall be the price established at the time product is booked into the Forward Buy Reserve.

     (c) Produce, Meat, Ice Cream and Store Supplies. The Base Price for items in the produce, floral, store supplies, deli, meat, seafood, frozen seafood, frozen meat categories and ice cream will [CONFIDENTIAL]

     (d)  Tobacco.  [CONFIDENTIAL]

     (e)  Miscellaneous.  [CONFIDENTIAL]

     SECTION 3.02. OTHER PRICING PROVISIONS. The following provisions shall be applicable to the purchase and supply by C&S of Merchandise hereunder:

     [CONFIDENTIAL]

     (ii)  C&S may negotiate for and procure [CONFIDENTIAL] ("C&S Local Produce
Purchase").   Given equal quality and price, Big V will use its best efforts to utilize C&S's local vendors for Merchandise covered by this Section 3.02(d).
C&S Local Produce Purchases shall be delivered directly to Big V Stores by the producer of any such item and C&S shall have no distribution responsibilities with respect to a C&S Local Produce Purchase. Big V shall pay an upcharge to C&S of [CONFIDENTIAL] per case for C&S Local Produce Purchases. C&S Local Produce Purchases shall be included in the calculation of purchases under this Agreement, including, without limitation, for purposes of Sections 4.04, 4.05 and 7.01(iv).

     SECTION 3.03.  PAYMENTS.

     (a) General. (i) Big V will pay C&S each business day by wire transfer an amount equivalent to [CONFIDENTIAL] of its purchases during the current week of all Merchandise (including all fees and charges payable under this Agreement), as estimated on a weekly basis, and all other amounts due and payable hereunder. If the relevant banks are not open for business on any Monday, Tuesday, Wednesday, Thursday or Friday during a week, Big V's wire transfers during the remaining days of the week shall be in an amount equivalent to [CONFIDENTIAL] of the amount otherwise due for such week under this Section 3.03(a). C&S will not be exposed to any credit risk, except as may result from the express provisions of this Section 3.03. C&S shall electronically transmit to Big V each Saturday or Sunday a statement (the "Weekly Statement") for all actual billing amounts (which includes fees, upcharges and credits) for such Saturday and the immediately preceding six days (collectively, the "Weekly Statement Amount").
If there is an overage or shortfall, it will be adjusted on the first Wednesday following the Saturday weekly statement, provided that both parties will use their best efforts to insure that any overage or shortfall is minimal and does not negatively impact either party.

     [CONFIDENTIAL]

     (b) Time is of the essence. If Big V fails to make any payment when due under this Agreement, C&S shall give notice to Big V of such failure to receive payment and shall have the right to stop shipping product under this Agreement. If all payments due and owing are not received within [CONFIDENTIAL] from receipt by Big V of such notice, C&S shall have the right to terminate this Agreement. Notwithstanding the foregoing, Big V shall have the right to dispute price, quantities and whether any such amount is due and owing, and Big V will notify C&S promptly if it believes there is an error, provided, however, Big V shall not deduct any disputed amounts from the amount due as set forth on the Saturday weekly statement. The parties agree to use their best efforts to resolve such dispute within 2 weeks after delivery of such notice.

     (c)  Letter of Credit.  [CONFIDENTIAL]

     (d) Standard Credit. The parties have established an overage/shortage program with respect to all Merchandise categories, attached hereto as Schedule 3.03(d) (the "Standard Credit Policy"). The Standard Credit Policy also provides for store delivery documentation and remedy procedures in the event of a "missing pallet." Product shortages that exceed the standard credit program cap will be investigated to determine the whereabouts of the product. A credit will not be issued under the following circumstances:

         (i)   the product is located at the store,
         (ii)  the product is located at another site and reshipped,
         (iii) the load has been audited, witnessed and verified as complete without error, or
         (iv) the delivery receipt and load documentation indicate that the product was received at a Big V Store.

If a store disagrees with the outcome of the investigation, it may immediately appeal its claim through Big V's operations liaison, who in turn may contact the C&S customer service manager (Janet Gauthier). The parties will work to provide further information and reach an agreeable solution within 5 working days. Through this process, the parties will resolve any and all disputes involving amounts in excess of the standard credit within fourteen days of one party notifying the other that a dispute exists. Both parties shall authorize and empower their respective designees to resolve such disputes.

     (e)  [CONFIDENTIAL]

     SECTION 3.04. COST INFORMATION. The parties agree to work to develop a weekly price file reconciliation process on the following terms: C&S will transmit to Big V all cost information (excluding those items covered by Section 3.01(c)) on a weekly basis and Big V may review and comment on such information.

     SECTION 3.05. INTEREST CHARGES. This is a supply agreement and not a credit agreement; it is not intended, nor shall it be a source of financing for Big V. Notwithstanding the preceding sentence, interest shall accrue on all unpaid amounts under this Agreement from the date due until repaid. Interest shall accrue at the [CONFIDENTIAL] per annum (based on a 365 day year), unless otherwise provided for herein. After termination of this Agreement, any amounts outstanding under this Agreement shall bear interest from the date of such termination to the date such amount is paid in full at a rate per annum equal to the [CONFIDENTIAL]. Interest is due and payable daily.


                                  ARTICLE IV
                             FEES; OTHER PAYMENTS

     SECTION 4.01. FEES. Big V shall pay to C&S, for Merchandise delivered to Big V, fees determined in accordance with this Section 4.01 and Schedule 4.01. Merchandise shall be placed in a category classification according to C&S's historical practices. Each percentage specified in below and in Schedule 4.01 shall be a percentage of the Base Price applicable to each item:

[CONFIDENTIAL]

     SECTION 4.02.  FORWARD BUY RESERVE.

     (a) C&S will handle forward buy and has established a reserve for Big V's forward buys of mainline grocery (the "Forward Buy Reserve"). For any and all cases in the Forward Buy Reserve, C&S will charge Big V [CONFIDENTIAL] per case per week. At no time shall the Forward Buy Reserve exceed [CONFIDENTIAL] cases (the "Reserve Limit"), provided that during the first Contract Quarter the Reserve Limit shall be [CONFIDENTIAL] cases. The Reserve Limit has been set based upon Big V's projection that it will purchase [CONFIDENTIAL] cases of mainline grocery Merchandise during each Contract Year. At the beginning of each Contract Year, the Reserve Limit shall be adjusted proportionately based upon the actual purchases during the preceding Contract Year with the baseline being [CONFIDENTIAL] cases of mainline grocery Merchandise per Contact Year.

     (b) The average case cost of Merchandise in the Forward Buy Reserve shall at no time exceed the average case cost of all Merchandise purchased hereunder; provided that if the aggregate case cost in the Forward Buy Reserve for any week is more than the product of (i) the average case cost of mainline grocery Merchandise purchased under this Agreement for the prior Contract Quarter and (ii) the Reserve Limit, then each week Big V will pay to C&S interest at the [CONFIDENTIAL] (annualized) on an amount equal to the difference between the actual aggregate amount of the case cost in the Forward Buy Reserve and the product of (i) the average case cost of mainline grocery Merchandise purchased under this Agreement for the prior Contract Quarter and
(ii) the Reserve Limit. The average cube of Merchandise in the Forward Buy Reserve shall not exceed the average cube of all Merchandise purchased hereunder.

     (c) Left-over ad and private label Merchandise in excess of [CONFIDENTIAL] of normal turn movement shall be placed in the Forward Buy Reserve. In addition, any leftover holiday turkeys or shrimp shall be added to the Forward Buy Reserve. Big V shall within a week of the applicable ad establish a store distribution for perishable left over ad items to avoid, among other things, any code dating or quality issues.

     SECTION 4.03.  MARKETING FUNDS.  [CONFIDENTIAL]

     SECTION 4.04.  REDUCED VOLUME SURCHARGE.

     (a) Quarterly Surcharge. Big V shall pay to C&S [CONFIDENTIAL] surcharge to the extent that Big V's purchases from C&S (sales exclusive of upcharges and other applicable fees) under this Agreement are less than [CONFIDENTIAL] in any Contract Year (the "Reduced Volume Surcharge"). C&S shall assess the Reduced Volume Surcharge at the end of the second and fourth Contract Quarter of each Contract Year, and within 20 days following the end of the applicable Contract Quarter, Big V shall pay [CONFIDENTIAL] of the difference between [CONFIDENTIAL] and Big V's purchases during the prior two Contract Quarters. Notwithstanding the preceding sentence, in calculating the amount due, if any, for the third and fourth Contract Quarter of a Contract Year, C&S shall reconcile all prior amounts charged during such Contract Year so as to ensure that the Reduced Volume Surcharge for such Contract Year is equal to (i) [CONFIDENTIAL] multiplied by (ii) the amount, if any, that Big V's purchases from C&S in such Contract Year are less than [CONFIDENTIAL].

     (b)  AMF Quarterly Surcharge.  In addition to any fee provided for in
Section 4.05(a), if for the first and second Contract Quarter or the third and fourth Contract Quarter of any Contract Year Big V's purchases from C&S (sales exclusive of upcharges and other applicable fees) under this Agreement are less than [CONFIDENTIAL], then for any such two-quarter period Big V shall pay an additional semi-annual reduced volume surcharge (the "AMF Reduced Volume Surcharge") of [CONFIDENTIAL]. Big V shall pay the AMF Reduced Volume Surcharge within 20 days of the end of the applicable Contract Quarter.

     SECTION 4.05. VOLUME INCENTIVE. If Big V's purchases from C&S (sales exclusive of upcharges and other applicable fees) under this Agreement in any Contract Year exceeds [CONFIDENTIAL], then C&S shall pay to Big V, within 10 days of the end of such Contract Year, an amount equal to the product of (i) [CONFIDENTIAL] and (ii) Big V's purchases from C&S (sales exclusive of upcharges and other fees) under this Agreement in such Contract Year minus [CONFIDENTIAL].

                                   ARTICLE V
                               CERTAIN COVENANTS

     SECTION 5.01. CERTAIN FINANCIAL INFORMATION. Each party shall inform the other party (i) of any and all defaults occurring under either a material credit agreement or any other material lending agreement, or (ii) if remaining amounts of credit available to it under its lines of credit falls below a weekly average of [CONFIDENTIAL]. Big V shall provide C&S its quarterly financials (income statement, balance sheet and cash flow statement) within 45 days of the end of the first three fiscal quarters and within 90 days of the end of the respective fiscal year Big V shall provide C&S with its audited annual financials (income statement, balance sheet and cash flow statement).

     SECTION 5.02. RECLAMATION. Big V will participate in the C&S reclamation program. All qualifying product (hidden damage) will be accumulated ateach store in banana boxes, and will be picked up by C&S after Big V notifies C&S that there is a full pallet (typically twenty cases, but at least five cases) of banana boxes. C&S will scan items at its reclamation center and once a month give Big V a credit equal to [CONFIDENTIAL] of the retail selling price of qualifying items. Private label product shall be excluded from the reclamation program.

     SECTION 5.03 COMPLIANCE WITH LAW. Each of Big V and C&S covenants and agrees that in performing its obligations hereunder, it will comply with all applicable laws, rules, regulations and orders and will have and maintain all permits, licenses and authorizations necessary for the conduct of its business and the performance of its obligations hereunder.

     SECTION 5.04. INDEMNITY AND INSURANCE. (a) C&S agrees to defend, indemnify and hold harmless Big V and its employees, affiliates, officers and directors, servants, agents, successors and assigns from and against any and all claims, suits, causes of action, damages and demands for bodily injury or property damage arising out of or resulting from the acts or omissions of C&S in any manner relating to the transportation, handling and storage of the Merchandise by C&S; provided, that this indemnification and hold harmless shall not apply to any claims arising from or as a result of the misconduct or negligence of Big V or its employees, agents or licensees.

     (b) Big V agrees to defend, indemnify and hold harmless C&S and its employees, affiliates, officers and directors, servants, agents, successors and assigns from and against any and all claims, suits, causes of action, damages and demands (i) for bodily injury or property damage arising from or caused by any acts or omissions of Big V in any manner relating to the handling or the use of the Merchandise by Big V and (ii) arising from or caused by Big V's entering into this Agreement (including, without limitation, any claim in connection with Big V's termination of its relationship with its present wholesale supplier),provided, that this indemnification and hold harmless shall not apply to any claims arising from or as a result of the misconduct or negligence of C&S or its employees, agents or licensees.

     (c) Notwithstanding any provision to the contrary contained herein, with respect to product liability claims, the parties shall look to the manufacturer of such product for any and all defense, indemnity or hold harmless claims unless there is clear and convincing evidence that such claim is the result of an act or omission by the counter-party, in which case the provisions of this Section 5.04 shall apply.

     (d) Insurance. C&S agrees that all material properties and risks of C&S shall at all times be covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of C&S. Big V agrees that all material properties and risks of Big V shall at all times be covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Big V.

     SECTION 5.05.  THIRD PARTY DEDUCTIONS.

     From time to time, Big V may ask C&S to act as its agent to deduct amounts that are due from manufacturers to Big V. C&S has the right, in its discretion, to refuse to honor any third party deduction request that Big V may make. Big V hereby assigns the claim underlying any deduction taken by C&S on Big V's behalf. If C&S makes a deduction on Big V's behalf and the manufacturer disputes the deduction made by C&S, Big V agrees to indemnify and defend C&S against and hold C&S harmless from any claim by the manufacturer related to such deduction. If C&S repays any deduction that C&S makes on Big V's behalf, Big V will, upon notice from C&S, repay such amount to C&S. Big V will insure that supply of Merchandise from manufacturers to C&S is not adversely affected by any third party deductions that C&S may take on Big V's behalf. Furthermore, Service Levels shall not be adversely affected by an interruption in the supply of Merchandise from a manufacturer to C&S if such interruption is caused by the refusal of the manufacturer to ship product to C&S based on a disputed deduction that C&S has taken on Big V's behalf. C&S will add to each deduction from a vendor a fee to process the deduction made by C&S on Big V's behalf equal to (i) [CONFIDENTIAL] for deductions equal to or less than [CONFIDENTIAL] and (ii) [CONFIDENTIAL] for deductions in excess of [CONFIDENTIAL]. Each Friday, C&S will reimburse Big V for all deductions collected during the period ending on the previous Friday less C&S' fee.

     SECTION 5.06. AFFIRMATION AND ACKNOWLEDGMENT. Big V affirms and acknowledges that (i) upon a failure by Big V to make any payment when due pursuant to Section 3.03 of this Agreement, C&S may fully enforce against Big V any and all rights that C&S may possess pursuant to the Perishable Agricultural Commodities Act, 1930, as amended, codified at 7 U.S.C.A. (S) 499a et seq., (ii) upon an Event of Insolvency with respect to Big V or a failure by Big V to make any payment when due pursuant to Section 3.03 of this Agreement, C&S may fully enforce against Big V any and all rights that C&S may possess pursuant to
Section 2-702 of the Uniform Commercial Code as enacted in the State of New York ("Section 2-702"), including without limitation, the right to reclaim goods delivered to Big V upon the terms and conditions set forth in Section 2-702, and
(iii) upon a failure of Big V to make any payment when due under this Agreement (a "Big V Payment Obligation"), including without limitation, those payment obligations arising under each of Sections 3.03, 4.01, 4.02(b), 4.05 and 7.04 of this Agreement, C&S may, and is hereby authorized by Big V, at any time and from time to time, to the fullest extent permitted by applicable law, without advance notice to Big V (any such notice being expressly waived by Big V), set off and apply any and all amounts owed by C&S to Big V under this Agreement against any or all of the Big V Payment Obligations that have not been paid when due and remain unpaid, irrespective of whether or not C&S has exercised any other rights that it has or may have with respect to such Big V Payment Obligations. Big V shall execute and deliver to C&S, from time to time during the term of this Agreement, such documents as C&S may reasonably request to create, maintain, acknowledge or confirm the rights of C&S affirmed and acknowledged by Big V pursuant to this Section 5.06.

     SECTION 5.07. BVH AND HOLDING. BVH and Holding shall not take any action prohibited on the date hereof by Sections 9.06, 9.14 or 9.15 of the Credit Agreement.

                                   ARTICLE VI
                          DELIVERY AND SERVICE LEVELS

     SECTION 6.01.  DELIVERY.

     [CONFIDENTIAL]

     SECTION 6.02.   SERVICE LEVEL

     (a) Service Level Reporting. C&S will electronically transmit to Big V a daily Service Level Reconciliation Report showing, with respect to each item, the number of cases ordered, shipped, out of stock, over-pulled, booked, unauthorized, discontinued and manufacturer out-of-stocks. C&S will supplement this daily report with a weekly spread sheet with adjustments as set forth in this Agreement so as to provide a weekly Service Level Report.

     (b) Service Level. "Service Level" means a percentage reflecting (i) the number of cases shipped divided by (ii) the number of cases ordered, less unauthorized, discontinued, over-pulled, and manufacturers' out-of-stock cases. The Service Level will not be adversely affected by any nonperformance or error by Big V, including without limitation errors in booking advertising and feature items (including sales levels of feature items in excess of projections made by Big V and adjustments to pre-orders where applicable), Big V's directions with respect to items procured by Big V, or any Event of Force Majeure. C&S will use its commercially reasonable best efforts to achieve a Targeted Service Level of [CONFIDENTIAL].

     (c) Service Level Deficiency. If, for any reason other than a breach, nonperformance or error by Big V or an Event of Force Majeure, C&S fails to maintain an average [CONFIDENTIAL] Service Level (the "Targeted Service Level") for any Contract Quarter during the Term and Big V gives notice of such alleged service level deficiency to C&S, then such failure shall constitute a Service Level Deficiency. In the event of a Service Level Deficiency, C&S shall use its commercially reasonable best efforts to immediately restore the Service Level to 95%.

     (d) Cure of Service Level Breach. If, during the fourth week following the occurrence of a Service Level Deficiency (the "Service Penalty Week"), the Targeted Service Level is restored to at least [CONFIDENTIAL], then the Service Level Deficiency shall be cured.

     (e) Service Level Deficiency Penalty. If C&S fails to restore the Targeted Service Level during the Service Penalty Week, then Big V will be entitled to the Penalty Payment during such week and each subsequent week until the Targeted Service Level is restored ("Penalty Period"). The Penalty Payment shall be equal to: (i) the difference between [CONFIDENTIAL] and the average actual service level percentage during the Penalty Period, multiplied by (ii) the number of cases delivered during the Penalty Period, multiplied by (iii) [CONFIDENTIAL]. The Penalty Payment shall be paid within 15 days of the end of the Contract Quarter in which the Penalty Period occurs.

                                  ARTICLE VII
                                  TERMINATION

     SECTION 7.01.  TERMINATION BY C&S.  [CONFIDENTIAL]

     SECTION 7.02.  TERMINATION BY BIG V.  [CONFIDENTIAL]

     SECTION 7.03. NEGOTIATIONS; INTERIM PERIOD. If either party gives notice of a breach that may be cured within 90 days pursuant to section 7.01 or 7.02, the parties agree to meet within 10 days of the date of the notice in order to review progress toward curing the breach. If the breach is not sooner cured, the parties agree to meet again prior to the end of the 90 day cure period in order to review the progress toward curing the breach and to attempt to negotiate an accommodation acceptable to each party.

     SECTION 7.04.  TERMINATION FEES.

     [CONFIDENTIAL]

     SECTION 7.05.  TRANSFER OF ASSETS AND PRORATED TERMINATION FEE.

     (a)  Notice.  [CONFIDENTIAL]

     (b)  Prorated Sale Fee. [CONFIDENTIAL]

     SECTION 7.06. WAIVER. Either party to this Agreement may (a) extend thetime for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES

     SECTION 8.01. Representations and Warranties of C&S. C&S hereby represents and warrants to Big V as follows:

     (a) CORPORATE ORGANIZATION AND AUTHORITY. C&S (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont and is authorized to transact business in the states in which the nature of its business requires it to be authorized and (ii) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

     (b) AUTHORIZATION. C&S has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of C&S and constitutes the legal, valid and binding obligation of C&S, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and by general principles of equity as determined by any relevant court.

     (c) NO CONSENTS; CONFLICTS. No consent, authorization by, approval of or other action by, and no notice to, or filing or registration with, any governmental authority, agency, regulatory body, lender, lessor, franchisee or other Person is required for the execution, delivery or performance of this Agreement by C&S, other than those that have been obtained and are in full force and effect. The execution, delivery and performance of this Agreement will not result in any violation or breach of any provision of the charter or by-laws of C&S, any judgment, decree or order to which C&S is a party or by which it is bound, any indenture, mortgage or other agreement or instrument to which C&S is a party or by which it is bound or any statute, rule or regulation applicable to C&S.

     SECTION 8.02. REPRESENTATIONS AND WARRANTIES OF BIG V. Big V hereby represents and warrants to C&S as follows:

     (a)  CORPORATE ORGANIZATION AND AUTHORITY.  Each of Big V, Holding and BVH
(i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is authorized to transact business in the states in which the nature of its business requires it to be authorized; and
(ii) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

     (b) AUTHORIZATION. Each of Big V, Holding and BVH has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of each of Big V, Holding and BVH and constitutes the legal, valid and binding obligation of each of Big V, Holding and BVH, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and by general principles of equity as determined by any relevant court.

     (c) NO CONSENTS; CONFLICTS. Except as described on Schedule 8.02, no consent, authorization by, approval of or other action by, and no notice to, or filing or registration with, any governmental authority, agency, regulatory body, lender, lessor, franchisee or other Person is required for the execution, delivery or performance of this Agreement by each of Big V, Holding and BVH, other than those that have been obtained and are in full force and effect. The execution, delivery and performance of this Agreement will not result in any violation or breach of any provision of the charter or by-laws of Big V, Holding or BVH, any judgment, decree or order to which Big V, Holding or BVH isa party or by which it is bound, any indenture, mortgage or other agreement or instrument to which Big V, Holding or BVH is a party or by which it is bound or any statute, rule or regulation applicable to Big V, Holding and BVH.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     SECTION 9.01. ENTIRE AGREEMENT. This Agreement, together with the documents referred to herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

     SECTION 9.02. EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

     SECTION 9.03. AMENDMENTS. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties hereto.

     SECTION 9.04. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

     (a)  If to Big V:

          Mark S. Schwartz
          Chief Executive Officer and President
          Big V Supermarkets, Inc.
          176 North Main Street
          Florida, New York 10921
          Telephone: (914) 651-4411
          Telecopier: (914) 651-7048

          With a copy to:

          James A. Toopes, Jr. Chief Financial Officer and Administrative
          Officer

     (b)  If to C&S:

          Richard B. Cohen
          Chairman and Chief Executive Officer
          C&S Wholesale Grocers, Inc.
          Old Ferry Road
          Brattleboro, Vermont  05301
          Telephone:  (802) 257-6700
          Telecopier:  (802) 257-6620

          With a copy to:

          Mark Gross, Senior Vice President and General Counsel

     SECTION 9.05. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Big V and C&S and their respective successors and assigns. Neither party shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed , provided, however, that Big V may, without further consent of C&S, assign its rights hereunder to any successor entity which acquires Big V (whether by the sale of its stock or the stock of Holding or of BVH, the sale of all or substantially all of its assets or by merger or consolidation) provided that in such case any successor to Big V becomes bound, either by operation of law or by the execution of an appropriate confirmatory instrument, to perform or cause to be performed all of the obligations of Big V hereunder. [CONFIDENTIAL]

     SECTION 9.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.07. CONFIDENTIALITY. Each of Big V and C&S agrees to and will cause its respective authorized agents, representatives, affiliates, employees, officers, directors, accountants, counsel and other designated representatives (collectively, "Representatives") to (i) treat and hold as confidential (and not disclose or provide access to any Person to) all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other in its possession or furnished by the other or the other's Representatives pursuant to this Agreement, (ii) if either party or its Representatives become legally compelled to disclose any such Information, provide the other party with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this Section 9.07, and (iii) if such protective order or other remedy is not obtained, or the other party waives compliance with this
Section 9.07, furnish only that portion of such Information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such Information; provided, that this sentence shall not apply to any Information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such party or its Representatives. Each party agrees and acknowledges that remedies at law for any breach of its obligations under this Section 9.07 are inadequate and that in addition thereto the other party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

     SECTION 9.08. RELATIONSHIP OF PARTIES. In all matters relating to this Agreement, both parties shall be acting solely as independent contractors and shall be solely responsible for the acts of their employees, officers, directors and agents. Employees, agents or contractors of one party shall not be considered employees, agents or contractors of the other party.

     SECTION 9.09. NO THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

     SECTION 9.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 9.11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

     SECTION 9.12 INCORPORATION OF EXHIBITS AND SCHEDULES . The exhibits and schedules referred to in this Agreement are incorporated herein and made a part hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.


                         BIG V SUPERMARKETS, INC.

                         By: /s/ Mark Schwartz
                             ---------------------------
                             Name:  Mark Schwartz
                             Title: President & Chief Executive Officer

                         C&S WHOLESALE GROCERS, INC.

                         By: /s/ William C. Hamlin
                             --------------------------
                             Name:  William C. Hamlin
                             Title: Senior Vice President

                         SOLELY FOR PURPOSES OF SECTION 5.07

                         BIG V HOLDING CORP.

                         By: /s/ John W. Childs
                             ---------------------------
                             Name:
                             Title:

                         SOLELY FOR PURPOSES OF SECTION 5.07

                         BV HOLDINGS CORPORATION

                         By: /s/ C. Hunter Boll
                             ---------------------------
                             Name:
                             Title:

                                   SCHEDULES


Schedule 1.01(a)           List of Big V Stores

Schedule 1.01(b)           Delivery Schedules

Schedule 1.01(c)           Big V Refinancing Terms

Schedule 1.01(d)           List of Speciality Items

Schedule 3.03(a)(ii)       Initial Payment Schedule

Schedule 3.03(d)           Standard Credit Policy

Schedule 4.01              Upcharges

Schedule 4.03              Transition Note

Schedule 4.03(a)           Collateral

Schedule 4.03(c)           Commencement Note

Schedule 8.02(c)           Notices or Consents